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                                                                     Exhibit 8.2

                       [Dewey Ballantine LLP Letterhead]

                               November 16, 2000

SierraCities.com Inc.
600 Travis Street
70th Floor
Houston, Texas 77002

Ladies and Gentlemen:

     We are acting as special counsel to SierraCities.com Inc., a Delaware corporation ("SierraCities.com"), in connection with the transaction contemplated by the Agreement and Plan of Merger, dated as of November 6, 2000 (the "Merger Agreement"), by and among VerticalNet, Inc., a Pennsylvania corporation ("VerticalNet"), Truckee Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of VerticalNet ("Merger Sub"), and SierraCities.com.

     In this capacity, we have participated in the preparation of a registration statement on Form S-4 filed pursuant to the Securities Act of 1933, including the prospectus of VerticalNet and SierraCities.com, dated November 16, 2000 (the "Registration Statement"). We have examined the Merger Agreement, the Registration Statement, the representation letters of VerticalNet, Merger Sub and SierraCities.com, each dated today, which have been delivered to us for purposes of this opinion (the "Officer's Certificates"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed with your consent that:

          (i) the exchange offer (the "Exchange Offer") and the merger of Merger Sub with and into SierraCities.com (the "Merger," and together with the Exchange Offer, the "Transaction") will be consummated in the manner contemplated in the Registration Statement and in accordance with the provisions of the Merger Agreement, without the waiver or modification of any of the terms or conditions contained therein;

          (ii)  the minimum tender condition for the Exchange Offer set forth in
                Section 1.1 of the Merger Agreement will be satisfied;

          (iii) the Merger will be completed promptly after the Exchange Offer;

          (iv) the statements concerning the Transaction set forth in the Registration Statement and the other documents referred to herein are and, as of all relevant times, will be true, accurate and complete;

          (v) the representations set forth in each of the Officer's Certificates are and, as of all relevant times, will be true, accurate and complete and any representation or other statement
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SierraCities.com, Inc.
November 16, 2000
Page 2

                  in either of the Officer's Certificates or the other documents referred to herein made "to the best of the knowledge" or similarly qualified is and, at all relevant times, will be, in each case, correct without such qualification;

          (vi) no actions have been (or will be) taken which are inconsistent with any representation contained in either of the Officer's Certificates;

          (vii) all documents submitted to us have been or will be duly executed and validly signed (and filed, where applicable) to the extent required in the same form as they have been provided to us;

          (viii) each executed document will constitute a legal, valid, binding and enforceable agreement;

          (ix) all obligations imposed on, or covenants agreed to by, the parties pursuant to documents relating to the Transaction have been or will be performed or satisfied in accordance with their terms; and

          (x) there will be no changes in law between the date hereof and consummation of the Merger.

     Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that, although the matter is not free from doubt, for federal income tax purposes the Transaction will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. You have not requested, and we do not express, an opinion concerning any other tax consequences of the Transaction or any other transactions contemplated by the Merger Agreement.

     This opinion expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Moreover, there are no court decisions or other authorities that bear directly on the tax effects of the Transaction. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court.

     The authorities upon which we have relied in rendering this opinion are subject to change either prospectively or retroactively, and any such change might affect the conclusions stated herein. Moreover, the accuracy of certain facts upon which we rely and assume as correct in rendering this opinion will not be determinable prior to completion of the Merger (which will occur, if it occurs, subsequent to the rendering of this opinion). Any variation or difference in such facts, or any other facts, from those on
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SierraCities.com Inc.
November 16, 2000
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which we rely and assume as correct, as set forth herein, might also affect the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any inaccuracies in the facts on which we rely and assume as correct which subsequently come to our attention or of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "MATERIAL FEDERAL INCOME TAX CONSEQUENCES" in the Registration Statement. In giving this consent, we do not concede that we are experts within the meaning of the Securities Act of 1933, as amended, or the rules and regulations thereunder, or that this consent is required by Section 7 of the Securities Act of 1933.

     This opinion is intended solely for your use and may not be relied upon by any other person without our express written permission.



                                        Very truly yours,

                                        /s/ DEWEY BALLANTINE LLP
                                        -----------------------------
                                            Dewey Ballantine LLP